MIRATI THERAPEUTICS REPORTS YEAR-END 2019 FINANCIAL RESULTS AND RECENT CORPORATE UPDATES

SAN DIEGO - February 25, 2020 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the fourth quarter and full year-ended December 31, 2019.

“In 2019, we advanced MRTX849, our KRAS G12C inhibitor into a Phase 1/2 clinical trial, showing initial promising data, while continuing to move forward our potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor for non-small cell lung cancer (NSCLC),” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer at Mirati. “We continue to grow our targeted oncology portfolio, including investigational new drug (IND)-enabling toxicology studies for our lead KRAS G12D candidates. We are also strengthening our organizational capabilities as we prepare the company to further develop and deliver our novel cancer therapies to the patients most in need of treatments.”

RECENT CORPORATE UPDATES:

MRTX849 (KRAS G12C Inhibitor)

•	Began enrolling patients in the single-agent MRTX849 Phase 2 registrational arm of the KRYSTAL trial as 2nd or 3rd line therapy in NSCLC

•	Initiated both the combinations of MRTX849 and a PD-1 (pembrolizumab) in NSCLC and MRTX849 and an EGFR inhibitor (cetuximab) in colorectal cancer (CRC) under arms of the KRYSTAL trial

KRAS G12D Inhibitor

•	Advanced lead candidates in our KRAS G12D inhibitor program into potentially IND-enabling toxicology studies.

Sitravatinib

•	Presented data in two presentations at the Society for Immunotherapy of Cancer (SITC) 34th Annual Meeting on November 9, 2019.

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Interim Phase 2 data for sitravatinib in combination with nivolumab in urothelial carcinoma. As of the cut-off date of October 17, 2019, 22 patients were evaluable for response with at least one radiographic scan. 6/22 evaluable patients achieved a confirmed Complete Response (CR, 1 patient) or Partial Response (PR, 5 patients). 21/22 evaluable patients achieved a CR, PR or stable disease and 4/6 responding patients had been treated for more than 6 months. The combination has been well-tolerated.

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Interim data in the investigator sponsored Phase 1 SNOW trial (sitravatinib and nivolumab in oral cavity cancer window of opportunity study) was announced in a poster presentation. The preliminary data suggest that the combination of neoadjuvant sitravatinib and nivolumab is safe and active in patients with squamous cell carcinoma of the oral cavity who are candidates for resection. As of the data cut-off date of October 9, 2019, 9 patients had been enrolled. Tumor reduction was observed in all eight patients who were eligible for evaluation, including one complete pathological response. All patients received postoperative radiation therapy, and none required postoperative chemotherapy. The median follow-up shown was 31.4 weeks and all patients were alive with no disease recurrence as of the cut-off date. In most patients, treatment with sitravatinib led to a decrease in myeloid-derived suppressor cells and a shift towards M1-type macrophages in the tumor microenvironment, demonstrating the ability of sitravatinib to re-sensitize the tumor microenvironment to immunotherapy.

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Presented interim data for sitravatinib in combination with nivolumab in patients with advanced clear cell renal cell carcinoma (aCCRCC) at the recent ASCO Genitourinary Cancers Symposium on February 15, 2020 in an investigator sponsored trial. As of the data cut-off date of January 1, 2020, 38/40 patients with aCCRCC who had progressed following treatment with a VEGF-targeted therapy, were evaluable for response after greater than 12 weeks on therapy:

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15/38 (39%) patients achieved a confirmed partial response (PR) including one PR that had improved to an unconfirmed complete response (CR) and 35/38 (92%) patients achieved clinical benefit (combination of stable disease plus PR plus CR). Initial median progression-free survival (PFS) was 10.3 months with median overall survival (OS) had not yet been reached (median follow-up was 17.7 months) with 30/38 patients (79%) still on study as of the data cut-off date. The combination of sitravatinib with nivolumab was well tolerated with manageable adverse events.

Operational Updates

•	On January 6th, 2020, announced the appointment of Dan Faga as Executive Vice President, Chief Operating Officer and Ben Hickey as Executive Vice President, Chief Commercial Officer.

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Ended the year with $415.1 million in cash, cash equivalents, and short-term investments and, in addition, strengthened our balance sheet by completing a public offering of common stock on January 14th, 2020 that provided net proceeds of $324.1 million.

Financial Results for the Fourth Quarter 2019

License and collaboration revenues relate to the Collaboration and License Agreement between the Company and BeiGene, Ltd. ("BeiGene"), dated January 7, 2018. License and collaboration revenues for the three and twelve months ended December 31, 2019 were $0.5 million and $3.3 million, respectively, compared to $3.5 million and $12.9 million for the three and twelve months ended December 31, 2018, respectively. The 2019 revenues relate to revenues earned related to a manufacturing supply services agreement with BeiGene (“MSSA”), and the 2018 revenues relate primarily to the transfer of the license and associated know-how to BeiGene, as well as revenues earned related to the MSSA.

Research and development expenses for the fourth quarter of 2019 were $62.9 million, compared to $26.8 million for the same period in 2018. Research and development expenses for the year ended

December 31, 2019 were $182.9 million, compared to $93.9 million for the same period in 2018. The increase in research and development expenses is due to an increase in expense associated with the development of sitravatinib and MRTX849, as well as an increase in salaries and related expense, including an increase in share-based compensation expense. The Company recognized research and development-related share-based compensation expense of $10.6 million during the fourth quarter of 2019, compared to $2.1 million for the same period in 2018, and $31.0 million during the year ended December 31, 2019, compared to $7.2 million for the same period in 2018.

General and administrative expenses for the fourth quarter of 2019 were $12.2 million, compared to $6.4 million for the same period in 2018. General and administrative expenses for the year ended December 31, 2019 were $42.6 million, compared to $21.7 million for the same period in 2018. The increase is due primarily to an increase in share-based compensation expense and, to a lesser extent, an increase in employee related expense, professional services expense and facilities and insurance expense. The Company recognized general and administrative-related share-based compensation expense of $6.1 million during the fourth quarter of 2019, compared to $2.1 million for the same period in 2018, and $24.5 million during the year ended December 31, 2019, compared to $8.6 million for the same period in 2018.

Net loss for the fourth quarter of 2019 was $72.4 million, or $1.83 per share basic and diluted, compared to net loss of $28.3 million, or $0.87 per share basic and diluted for the same period in 2018. Net loss for the year ended December 31, 2019 was $213.3 million, or $5.69 per share basic and diluted, compared to net loss of $98.4 million, or $3.19 per share basic and diluted for the same period in 2018.

Cash, cash equivalents, and short-term investments were $415.1 million at December 31, 2019, compared to $222.8 million at December 31, 2018. In January 2020, we completed a public offering of common stock that provided net cash proceeds of $324.1 million.

About MRTX849

MRTX849 is an investigational, orally-available small molecule that is designed to potently and selectively inhibit a form of KRAS which harbors a substitution mutation (G12C). KRAS G12C mutations are present in approximately 14% of non-small cell lung cancer adenocarcinoma patients, 4% of colorectal cancer patients, and subsets of other types of cancer. Tumors characterized by KRAS G12C mutations are commonly associated with poor prognosis and resistance to therapy, and patients with these mutations have few treatment options. MRTX849 is being evaluated in a Phase 1/2 trial treating patients with molecularly-identified, KRAS G12C-positive advanced solid tumors.

About Sitravatinib

Sitravatinib is an investigational spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. As an immuno-oncology agent, sitravatinib is being evaluated in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in patients whose cancers have progressed despite treatment with a checkpoint inhibitor. Sitravatinib's potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including the ongoing potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor in non-small cell lung cancer (NSCLC). In addition, sitravatinib combinations with checkpoint inhibitors are being evaluated in selected checkpoint inhibitor naïve patients.

About Mirati Therapeutics

Mirati Therapeutics (NASDAQ: MRTX) is a San Diego-based clinical-stage biotechnology company dedicated to advancing novel therapeutics that extend the lives of patients by directly addressing the genetic and immunological drivers of cancer. Mirati is developing sitravatinib, designed to selectively target a spectrum of tyrosine kinases implicated in both tumor growth and the suppression of immune responses to tumors. Sitravatinib has demonstrated durable responses in lung cancer patients whose cancer has progressed despite treatment with checkpoint inhibitors - an area of significant unmet medical need. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including a potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor in non-small cell lung cancer (NSCLC) that is currently enrolling patients.

Mirati is also developing novel inhibitors of KRAS mutations including MRTX849, a potent and selective inhibitor of KRAS G12C. This historically difficult to drug target is present in approximately 14% of NSCLC adenocarcinomas, 4% of colorectal cancer as well as smaller percentages of several other difficult-to-treat cancers. MRTX849 is being evaluated in a Phase 1/2 clinical trial as a treatment for patients with KRAS G12C-positive tumors. Our research on G12C has led to breakthroughs in targeting other KRAS mutations including G12D which drives tumor growth in more patients than G12C and includes pancreatic, colorectal and other types of cancer. For more information, visit www.mirati.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of preclinical and clinical trials, including without limitation the MRTX849 and sitravatinib clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," “will,” "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:

Temre Johnson
Mirati Therapeutics Inc.
Director, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2019	December 31, 2018

Assets
Current assets
Cash, cash equivalents and short-term investments	$415,050	$222,790
Other current assets	9,357	3,870
Total current assets	424,407	226,660
Property and equipment, net	1,776	473
Other long-term assets	6,017	1,321
Total assets	$432,200	$228,454

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$48,082	$25,775
Deferred revenue and other current liabilities	824	371
Total current liabilities	48,906	26,146
Deferred revenue and other liabilities	999	732
Total liabilities	49,905	26,878

Stockholders’ equity	382,295	201,576

Total liabilities and stockholders’ equity	$432,200	$228,454

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)
Revenues
License and collaboration revenues	$526	$3,459	$3,335	$12,926
Total Revenue	526	3,459	3,335	12,926

Operating Expenses
Research and development	$62,941	$26,758	$182,866	$93,872
General and administrative	12,231	6,373	42,573	21,681
Total operating expenses	75,172	33,131	225,439	115,553

Loss from operations	(74,646)	(29,672)	(222,104)	(102,627)

Other income, net	2,270	1,400	8,848	4,209

Net loss	$(72,376)	$(28,272)	$(213,256)	$(98,418)

Unrealized gain (loss) on available-for-sale investments	—	35	410	—

Comprehensive loss	$(72,376)	$(28,237)	$(212,846)	$(98,418)

Basic and diluted net loss per share	$(1.83)	$(0.87)	$(5.69)	$(3.19)

Weighted average number of shares used in computing net loss per share, basic and diluted	39,451	32,522	37,468	30,898